Plastinum Announces Closing of $1.75 Million Financing

NEW YORK, Nov. 6 /PRNewswire-FirstCall/ -- Plastinum Polymer Technologies Corp. (OTC Bulletin Board: PLNU - News) today announced the closing of approximately $1.75 million in financing.

On November 6, 2007, Plastinum Polymer Technologies Corp. (Plastinum) entered into a Securities Purchase Agreement with certain investors, pursuant to which they agreed to purchase approximately $1.75 million in Plastinum Series B-1 Convertible Preferred Stock at a purchase price of $100 per share. Each investor under the Purchase Agreement also received a Warrant, exercisable for a five year period from the closing, to purchase shares of Plastinum Common Stock.

The Series B-1 Convertible Preferred Stock will be convertible into shares of Common Stock at a conversion price of $0.38 per share. The Series B-1 Convertible Preferred Stock accrues dividends at the Prime Rate in effect from time to time (but not less than 8% or greater than 10%), payable quarterly, either in cash or, at the Company's election, shares of Plastinum's capital stock.

The Warrant received by each investor is exercisable for the purchase of up to 30% of the shares of Common Stock into which the Series B-1 Convertible Preferred Stock purchased by such investor may be exercised at an exercise price of $0.57 per share of Common Stock.

Plastinum will be continuing the offering of up to approximately an additional $10 million in private placement securities until March 31, 2008.

The proceeds of this financing are expected to be used towards the set-up of Plastinum's electronic waste recycling plants and general working capital purposes.

Jacques Mot, CEO of Plastinum Polymer Technologies Corp., commented, "We are excited to have closed on this financing as it will help us execute on our business plan."

About Plastinum Polymer Technologies Corp.:

Plastinum Polymer Technologies Corp., listed on The OTC Bulletin Board® (OTCBB) (ticker symbol "PLNU"), owns the patent rights associated with a ultra high shearing technology through which multiple immiscible thermoplastics can be blended.

Plastinum's mission is to commercialize the technology through applications in the virgin plastic markets (polymer alloys) and the plastic recycling sector (i.e. recycling of plastic from obsolete computer and other electronic equipment).

www.plastinum.com

Certain statements in this news release, including statements that we "believe", "expect", "intend" or words of similar import, are forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding our potential future plans and objectives, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following: general economic and business conditions; competition; unexpected changes in technologies and technological advances; ability to commercialize and manufacture products; results of experimental studies; research and development activities; changes in, or failure to comply with, governmental regulations; and the ability to obtain adequate financing in the future. This information is qualified in its entirety by cautionary statements and risk factors disclosure contained in our Securities and Exchange Commission filings available at http://www.sec.gov.

Source: Plastinum Polymer Technologies Corp.